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                                                                 EXHIBIT 11.01

Statement Regarding Earnings Per Share

A summary of Shares of Common Stock and equivalents treated as outstanding for purposes of calculating net income (loss) per Common Share for all reported periods herein is as follows:

Shares of Common Stock outstanding                             2,597,390

Options outstanding under 1992 Stock Option Plan                 482,000

Options issued under Officer Employment Agreements               600,000

Convertible Bridge Notes Payable                                 600,000
                                                               ---------
                                                               4,279,390